Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE EXTENDS OFFER TO BUY MANDALAY RESORT GROUP

Las Vegas, Nevada, June 8, 2004 — MGM MIRAGE (NYSE: MGG) today announced that it has extended the expiration of its $68 per share offer to acquire Mandalay Resort Group (NYSE: MBG) to 5:00 p.m. PDT, Friday, June 11, 2004.

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MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 12 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island (“TI”), New York — New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, United Kingdom. The Company has entered an agreement to sell MGM Grand Australia in Darwin, Australia, pending finalization. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.